Exhibit 5.1

DLA Piper LLP (US)
4141 Parklake Avenue, Suite 300
Raleigh, North Carolina 27612-2350 www.dlapiper.com
T 919.786.2000
F 919.786.2200

March 30, 2022

Board of Directors

Cottonwood Communities, Inc.

1245 Brickyard Rd., Suite 250

Salt Lake City, UT 84106

Re:	Registration Statement on Form S-8 (File No. 333- )

Ladies and Gentlemen:

We have served as counsel to Cottonwood Communities, Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance and sale of up to 300,000 shares (the “Shares”) of Class I common stock, $0.01 par value per share, of the Company (the “Class I Common Stock”), all of which may be issued by the Company from time to time pursuant to the Cottonwood Communities, Inc. 2022 Equity Incentive Plan (the “Plan”).

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.	the Plan, certified as of the date hereof by an officer of the Company;

2.	the Registration Statement;

3.	the charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4.	the Company’s Bylaws, certified as of the date hereof by an officer of the Company;

5.	a certificate of the SDAT as to the good standing of the Company, dated as of a recent date (the “Good Standing Certificate”);

6.

resolutions adopted by the Board of Directors of the Company on March 22, 2022 (the “Board Resolutions”), relating to, among other matters, the approval of the Plan, the registration, issuance and sale of the Shares, certified as of the date hereof by an officer of the Company;

7.	a certificate executed by an officer of the Company, dated as of the date hereof, as to certain factual matters; and

8.	such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinions set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

March 30, 2022

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification or amendment to the Documents, or waiver of any provision of the Documents, by action or omission of the parties or otherwise.

5. None of the Shares will be issued or transferred in violation of Article VIII of the Charter or any restriction or limitation contained in the Plan.

6. Upon the issuance of any of the Shares, the total number of shares of Class I Common Stock issued and outstanding will not exceed the total number of shares of Class I Common Stock that the Company is then authorized to issue under the Charter or the Plan.

7. Each restricted stock unit, award, right or other security exercisable or exchangeable for a Share pursuant to the Plan (each, an “Award”), will be duly authorized and validly granted in accordance with the Plan and exercised or exchanged in accordance with the terms of the Plan, including any applicable restricted stock agreement or other form of award or rights agreement entered into in connection therewith, at the time of any exercise or exchange of such Award.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The issuance of the Shares has been duly authorized and, when issued and delivered upon payment thereof in accordance with the Plan, the Board Resolutions and the Registration Statement and restricted stock agreement or other form of award or rights agreement, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinions are limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to applicability or effect of, or compliance with, any federal or state securities (or “blue sky”) laws, including the securities laws of the State of Maryland or any federal or state laws regarding fraudulent transfers or fraudulent conveyances. The opinions expressed herein are subject to the effect of judicial decisions that may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

This opinion is limited to the matters stated herein, and no opinion may be implied or inferred beyond the matters expressly stated herein. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement in accordance with the requirements of Form S-8 and the rules and regulations promulgated under the Act. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on the date hereof. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ DLA Piper LLP (US)